                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        Hawthorne Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                      LOGO

                        HAWTHORNE FINANCIAL CORPORATION
                             2381 ROSECRANS AVENUE
                              EL SEGUNDO, CA 90245

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 19, 1999

     You are cordially invited to attend the Annual Meeting of Stockholders of Hawthorne Financial Corporation (the "Company"), which will be held at the Manhattan Beach Marriott Hotel at 1400 Parkview Avenue, Manhattan Beach, California, on May 19, 1999, at 10:00 a.m., local time, to consider and act on the following matters:

          1. The election of seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. Such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 5, 1999 as the record date for determining Stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

     WE HOPE YOU WILL ATTEND THE ANNUAL MEETING IN PERSON IF IT IS CONVENIENT FOR YOU TO DO SO. IF YOU ARE UNABLE TO ATTEND, IT IS IMPORTANT THAT YOU SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT A QUORUM IS PRESENT FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          Scott Braly
                                          President
                                          Chief Executive Officer,
                                          and Corporate Secretary
April 12, 1999

                        HAWTHORNE FINANCIAL CORPORATION
                             2381 ROSECRANS AVENUE
                              EL SEGUNDO, CA 90245

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     This Proxy Statement is being sent to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Hawthorne Financial Corporation (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on May 19, 1999, and at any postponement or adjournment thereof (the "Annual Meeting"). The approximate date of mailing of this Proxy Statement is April 12, 1999.

     The expenses of this proxy solicitation will be paid by the Company. The original mail solicitation may be supplemented by telephone, telegram, facsimile transmission or personal solicitation. The Company will also request record holders of shares beneficially owned by others to send proxy material to the beneficial owners of such shares and will reimburse such holders for their reasonable expenses incurred in doing so.

                                     VOTING

     The Board has selected April 5, 1999 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding 5,273,113 shares of Common Stock, par value $0.01 per share ("Common Stock"), the only outstanding class of voting securities of the Company. Holders of shares of Common Stock are entitled to cast one vote for each share held as of the Record Date. In addition, each Stockholder may cumulate his or her votes in the election of directors and give any nominee a number of votes equal to the number of directors to be elected multiplied by the number of his or her shares, or to distribute his or her votes among as many nominees as he or she sees fit.

     All proxies which are properly completed, signed and delivered to the Company prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated thereon by the Stockholders giving such proxies. Each proxy received without specific directions indicated thereon will be voted FOR the election of the nominees named in this Proxy Statement, or as many of such nominees as may be elected as directors of the Company. The proxies solicited hereby confer authority on the proxy holders named therein to cumulate votes in the election of directors among the nominees for whom such proxies may be voted in such manner as they deem appropriate to elect the maximum possible number of such nominees. Each proxy delivered may be revoked by the Stockholder who executed it at any time before it is voted, by filing written notice of revocation, which may consist of a later dated proxy, with the Secretary of the Company prior to the vote on the matters described herein or by attending the meeting and voting in person.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority.

     The Board does not know of any business to be presented for action at the Annual Meeting other than that stated in this Proxy Statement. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

                             ELECTION OF DIRECTORS

     A board of seven directors will be elected at the Annual Meeting to serve for the ensuing year and until their successors are duly elected and qualified.

     The following table sets forth certain information concerning the nominees of the Board, each of whom is currently a director of the Company. Each nominee has indicated his or her willingness to serve if elected. If any nominee is unable to serve, an event the Board does not anticipate, the persons named in the accompanying proxy will vote for such replacement nominees as the Board shall select. Each of the directors of the Company is also a director of Hawthorne Savings, F.S.B. (the "Bank"), a wholly owned subsidiary of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

                                                                    SHARES OF        PERCENTAGE OF
                                                                      COMMON          OUTSTANDING
                                                     DIRECTOR   STOCK BENEFICIALLY       COMMON
                    NAME                       AGE    SINCE          OWNED(1)            STOCK
                    ----                       ---   --------   ------------------   --------------
Marilyn Garton Amato(2)......................  59      1988           27,462                 *
Scott A. Braly(3)............................  45      1993          437,710               7.8%
Timothy R. Chrisman(4).......................  52      1994           38,037                 *
Anthony W. Liberati(5)(6)....................  66      1996           15,000                 *
Harry F. Radcliffe(6)(7).....................  48      1996          615,651              10.8%
Howard E. Ritt(8)............................  74      1993           16,500                 *
Douglas J. Wallis(6)(9)......................  48      1998            3,000                 *

---------------
 *  Less than 1 %.

(1) As of April 5, 1999. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the table above does not necessarily reflect the person's actual voting power at any particular date.

(2) Includes (i) 17,462 shares directly owned, and (ii) 10,000 shares acquirable upon the exercise of stock options which are exercisable within 60 days of April 5, 1999. Does not include 10,000 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

(3) Includes (i) 85,761 shares directly owned, (ii) 225,334 shares acquirable upon the exercise of stock options which are exercisable within 60 days of April 5, 1999, (iii) 111,653 shares acquirable upon the exercise of Warrants, (iv) 13,468 shares held of record by the Hawthorne Savings, F.S.B. Employee Stock Ownership Plan (the "ESOP") which have not been allocated to participants' accounts, and with respect to which Mr. Braly, as one of the trustees of the ESOP, shares voting power, and (v) 1,494 shares held by the 401(k) Plan which have been allocated to Mr. Braly. Does not include 48,644 shares and 48,362 shares held of record by the ESOP and the 401(k) Plan, respectively, which have been allocated to participants' accounts and which are voted by the trustees at the direction of the participants or, if no direction is given, by the trustees in their discretion. Does not include 6,666 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

(4) Includes (i) 21,693 shares directly owned, (ii) 10,000 shares acquirable upon the exercise of stock options which are exercisable within 60 days of April 5, 1999, and (iii) 6,344 shares acquirable upon the exercise of Warrants. Does not include 10,000 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

(5) Includes (i) 5,000 shares directly owned, and (ii) 10,000 shares acquirable upon the exercise of stock options which are exercisable within 60 days of April 5, 1999. Does not include 10,000 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

(6) In December 1995, the Company sold $27.0 million of "investment units" in a private placement offering. Pursuant to an agreement entered into in connection with the offering, each of the three largest purchasers of investment units is entitled to recommend one person for nomination by the Board of Directors for election as a director. Pursuant to these rights, Fort Pitt Fund, L.P. recommended Harry F. Radcliffe, and Lee M. Bass recommended Anthony W. Liberati. Also pursuant to its rights, one of the three largest purchasers of investment units, Value Partners Ltd., previously recommended Michael Hall, who served as a director of the Company and the Bank from April 1996 to April 1998. Mr. Hall resigned from both Boards in April 1998 for personal reasons. Value Partners subsequently recommended Douglas J. Wallis, who became a director in July 1998. The right of each of these purchasers to nominate a director terminates at the time the purchaser no longer owns Warrants to purchase 220,000 shares of Common Stock and/or shares of Common Stock acquired upon the exercise of Warrants.

(7) Includes (i) 196,258 shares directly owned by the Fort Pitt Fund, L.P., the Fort Pitt Fund, III, L.P., and Harry F. Radcliffe, (ii) 10,000 shares acquirable upon the exercise of stock options exercisable within 60 days of April 5, 1999, and (iii) 409,393 shares acquirable upon the exercise of Warrants. Does not include 10,000 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999. Mr. Radcliffe is the President and Chief Executive Officer of Fort Pitt Capital Management Corp., the General Partner of Fort Pitt Fund, L.P., and Fort Pitt Fund III, L.P.

(8) Includes (i) 6,500 shares directly owned by the Ritt Family Trust of which Mr. Ritt is a co-trustee, and (ii) 10,000 shares acquirable upon the exercise of stock options which are exercisable within 60 days of April 5, 1999. Does not include 10,000 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

(9) Includes 3,000 shares directly owned. Does not include 10,000 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

BIOGRAPHICAL INFORMATION

     MARILYN GARTON AMATO has owned and operated for more than the past five years an interior design firm, The Finishing Touch, that specializes in both commercial and residential interior design. She has also been active in many civic and charitable groups over the years and is the daughter of Dr. Cecil O. Garton, a past director and Chairman of the Board of Directors of the Company and a director of the Bank.

     SCOTT A. BRALY has served as President and Chief Executive Officer of the Company and the Bank since July 1993.

     TIMOTHY R. CHRISMAN has been the President and owner of Chrisman & Company, Inc., an executive search firm specializing in the placement of senior executives in the financial services industry, for more than the past five years. Mr. Chrisman has previously served as a director of other savings institutions. In February 1996, Mr. Chrisman was named Chairman of the Board of the Company and the Bank.

     ANTHONY W. LIBERATI has been the Chairman of the Board of Directors of Miami Computer Supply Corporation, a distributor of computer supplies, since May 1996. Mr. Liberati retired in 1995 from the Edward J. DeBartolo Corporation, Youngstown, Ohio where he was the Chief Operating Officer. Prior to his appointment as Chief Operating Officer, he was the DeBartolo Corporation's Chief Financial Officer. Mr. Liberati is a former member of the Board of Directors of DeBartolo Realty Corporation, Youngstown, Ohio, a real estate investment trust. Mr. Liberati is a Director of First Federal Bancorp. Mr. Liberati is a Limited Partner in Fort Pitt Fund I, Ford Pitt Fund II, and Fort Pitt Fund III.

     HARRY F. RADCLIFFE has been President and Chief Executive Officer of Fort Pitt Capital Management Corp. since April 1997. From December 1993 through March 1997, Mr. Radcliffe was the President, Chief

Executive Officer and a Director of First Home Bancorp, Inc., Pittsburgh, Pennsylvania, and was President and Chief Executive Officer of its subsidiary First Home Savings Bank, F.S.B., from December 1993 and a Director from May 1993 until March 1997. He previously served as a Director and President of First South Savings Association from April 1989 to December 1993, and as its Chief Executive Officer from June 1989 to December 1993 and Director, President and Chief Executive Officer from May 1990 to December 1993. He also served as Director of Home Bancorp, Inc. and Home Savings Bank, F.S.B., Norfolk, Virginia from October 1994 to September 1995. Mr. Radcliffe is a Director of Essex Savings Bank, F.S.B., Virginia Beach, Virginia, Miami Computer Supply Corporation, First Home Bancorp and First Fidelity Bancorp.

     HOWARD E. RITT retired in 1990 as an Executive Vice President of Sanwa
Bank.

     DOUGLAS J. WALLIS was elected to the Boards of the Company and the Bank in August 1998. Mr. Wallis is a California state-licensed attorney, and served as Executive Vice President, General Counsel and Secretary of California Federal Bank, F.S.B. from 1992, until the sale of the institution in 1997.

BOARD MEETINGS; BOARD COMMITTEES; COMPENSATION OF DIRECTORS

     The Board of Directors held 12 meetings in 1998. All directors attended at least 75% of the number of meetings held by the Board or any committee of the Board on which he or she served.

     The Boards of Directors of the Company and the Bank have established and delegated certain powers to various committees, including (i) a Compensation Committee, which acts on behalf of both the Boards of Directors of the Company and the Bank, (ii) an Audit Committee of the Bank, (iii) a Credit Committee of the Bank and (iv) a Capital Committee of the Company.

     The Compensation Committee consists solely of non-management directors of the Company and the Bank. During 1998, the committee was comprised of Mr. Liberati (Chairman) and Mr. Ritt. In February 1999 the committee was expanded to include Ms. Amato, and Messrs. Chrisman, Radcliffe and Wallis. The authority of the Compensation Committee is described under "Executive Compensation -- Report on Executive Compensation." The Compensation Committee met 10 times in 1998.

     The Audit Committee consists solely of non-management directors of the Bank. During 1998, the committee included Ms. Amato and Messrs. Ritt (Chairman), Chrisman, Liberati, Wallis and Hall. Mr. Hall resigned from the Boards of the Company and the Bank in April 1998. In February 1999, the committee was expanded to include Mr. Radcliffe. The Committee maintains delegated responsibility to
(i) provide oversight to the Bank's internal audit group, including approving the annual internal audit plan and monitoring individual audits and the reporting thereon by the internal audit group, and (ii) meet periodically with the Company's and the Bank's independent public accountants, including reviewing the results of the annual audit and any findings of the accountants in connection therewith. The Audit Committee met 12 times in 1998.

     During 1998, the Credit Committee consisted of Messrs. Hall, Braly, Liberati, Radcliffe and Wallis. Mr. Hall, who was Chairman of the committee, resigned from the Boards of the Company and the Bank in April 1998, at which time Mr. Radcliffe became the Chairman of the committee. In February 1999, the committee was expanded to include Ms. Amato, and Messrs. Chrisman and Ritt. The Credit Committee maintains delegated responsibility to (i) provide oversight with respect to the Bank's lending activities, including the Bank's lending administration, resourcing and scope of activities, and (ii) evaluate loans, or groups of loans, prior to their funding. The Credit Committee met 12 times in 1998.

     The Capital Committee consists of Messrs. Radcliffe (Co-Chairman), Liberati (Co-Chairman), Braly and Chrisman. The Capital Committee is an ad hoc committee which met periodically, as necessary, during 1998. The Capital Committee has delegated responsibility to (i) periodically assess the Company's and the Bank's capital structure and to make recommendations to the full Board with respect thereto, and (ii) select professional advisors to the Company with respect to individual capital-related transactions, including investment banking firms and securities counsel.

     Each non-employee director receives an annual retainer fee of $15,000 and an additional fee of $1,000 for each Board meeting of the Company attended. In addition to the $1,000 fee per meeting received by each director, the Chairman of the Board receives an additional fee of $1,500 per meeting. The Chairmen of the Audit, Credit and Compensation Committees and the Co-Chairmen of the Capital Committee also receive $500 per each committee meeting at which they act in the capacity of chairman. All of the directors of the Company are also directors of the Bank and receive only the above described fees for their combined service.

     In July 1998, each non-employee director was granted an option to purchase 20,000 shares, except for Mr. Wallis, who was granted an option to purchase 10,000 shares. The exercise price for these options was $18.44, the market value of the Common Stock on the date of the grant. Each option to purchase 20,000 shares was 50% vested upon grant and the balance will vest one year from the date of grant. The option to purchase 10,000 shares will vest entirely one year from the date of grant.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth as of April 5, 1999 certain information regarding the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each executive officer named in the Summary Compensation Table in this Proxy Statement, and (iii) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                            SHARES
                                                         BENEFICIALLY    PERCENT OF
               NAME OF BENEFICIAL OWNER                     OWNED          CLASS
               ------------------------                  ------------    ----------
Bass Group(1)..........................................   1,283,999        21.2%
Value Partners, Ltd.(2)................................   1,241,100        20.5%
Harry F. Radcliffe(3)..................................     615,651        10.8%
Scott A. Braly(4)(5)...................................     437,710         7.8%
Financial Stocks, Inc.(6)..............................     307,800         5.8%
David L. Hardin, Jr.(5)(7).............................      88,971         1.7%
Michael D. Cain(8).....................................      13,740         *
James D. Sage(9).......................................      13,358         *
Steven R. Gardner(10)..................................      12,874         *
All Directors and Executive Officers as a
  group(5)(11).........................................   1,268,835        20.6%

---------------
  *  Less than 1%.

 (1) This information is based on an amendment to the Schedule 13D filed on October 12, 1998 by Portfolio II Investors, L.P., The Bass Management Trust, Sid R. Bass Management Trust, Sid Bass and Lee M. Bass, (the "Bass Group"). The Schedule 13D indicates that the Bass Group has beneficial ownership of 1,283,999 shares of Common Stock, which amount includes 790,874 shares acquirable upon the exercise of Warrants and 493,125 shares of Common Stock directly owned by members of the Bass Group. The Schedule 13D indicates that the Warrants and the Common Stock are held in the following names: Portfolio II Investors, L.P. (357,400 shares), The Bass Management Trust (272,529 shares), Sid R. Bass Management Trust (279,132 shares), Sid R. Bass (47,903 shares), and Lee M. Bass (327,035 shares). The
     Schedule 13D provides an address for the Bass Group as c/o W. Robert Cotham, 201 Main Street, Suite 2600, Fort Worth, Texas, 76102.

 (2) This information is based on a Schedule 13D filed on July 8, 1998 by Value Partners, Ltd., a Texas Limited Partnership, Ewing & Partners, a Texas General Partnership, and Timothy G. Ewing. Ewing & Partners is the General Partner of Value Partners. Timothy G. Ewing is the Managing General Partner of Ewing & Partners. The Schedule 13D indicates that Value Partners, Ltd. has beneficial ownership of 1,241,100 shares of Common Stock, which amount includes 790,874 shares acquirable upon exercise of Warrants and 450,226 shares of Common Stock directly owned. The Schedule 13D provides an address for Value Partners Ltd. as follows: Timothy G. Ewing, Value Partners, Ltd., c/o Ewing & Partners, Suite 4660 West, 2200 Ross Avenue, Dallas, Texas 75201.

 (3) This information is based on the Schedule 13D filed on December 24, 1998 by the Fort Pitt Fund, L.P., the Fort Pitt Fund, III, L.P., and Harry F. Radcliffe. Mr. Radcliffe is the President and Chief Executive

     Officer of Fort Pitt Capital Management Corp., the General Partner of Fort Pitt Fund, L.P., and the Ford Pitt Fund III, L.P. The Schedule 13D indicates that the Fort Pitt Fund, L.P. has beneficial ownership of 479,651 shares of Common Stock, which amount includes 409,393 shares acquirable upon the exercise of Warrants and 70,258 shares of Common Stock directly owned, and that Fort Pitt Fund, III has beneficial ownership of 120,000 shares of Common Stock directly owned. Harry F. Radcliffe's ownership includes (i) 6,000 shares directly owned, and (ii) 10,000 shares acquirable upon exercise of stock options exercisable within 60 days of April 5, 1999. Does not include 10,000 shares acquirable by Mr. Radcliffe upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999. The Schedule 13D provides an address for the Fort Pitt Fund, L.P. as follows: Gerard L. Hawkins, Esq., Jeffrey D. Haas, Esq., Cristin M. Zeisler, Esq., Elias, Matz, Tiernan & Herrick L.L.P., 734 15th Street, N.W. Washington, D.C. 20005

 (4) Includes (i) 85,761 shares directly owned, (ii) 225,334 shares acquirable upon the exercise of stock options exercisable within 60 days of April 5, 1999, (iii) 111,653 shares acquirable upon exercise of Warrants, (iv) 13,468 shares held of record by the ESOP which have not been allocated to participants' accounts, and with respect to which Mr. Braly, as one of the trustees of the ESOP, shares voting power and (v) 1,494 shares held by the 401(k) Plan which have been allocated to Mr. Braly. Does not include 48,644 and 48,362 shares held of record by the ESOP and the 401(k) Plan, respectively, which have been allocated to participants' accounts and which are voted by the trustees at the direction of the participants or, if no direction is given, by the trustees in their discretion. Does not include 6,666 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

 (5) Shares beneficially owned by Mr. Braly and Mr. Hardin (i) include 13,468 shares held of record by the ESOP which have not been allocated to participants' accounts, and with respect to which Messrs. Braly and Hardin as trustees of the ESOP, have voting power, and (ii) do not include 48,644 shares and 48,362 shares held of record by the ESOP and the 401(k) Plan respectively, which have been allocated to participants' accounts and which are voted by the trustees at the direction of the participants or, if no direction is given, by the trustees in their discretion.

 (6) This information is based on the Schedule 13D filed July 8, 1998 by Financial Stocks, Inc. The Schedule 13D provides an address for Financial Stocks, Inc. as follows: John M. Stein, 507 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202.

 (7) Includes (i) 3,193 shares directly owned, (ii) 57,000 shares acquirable upon exercise of stock options exercisable within 60 days of April 5, 1999,
     (iii) 13,957 shares acquirable upon exercise of Warrants, and (iv) 1,353 shares held by the 401(k) Plan which have been allocated to Mr. Hardin.

 (8) Includes (i) 12,500 shares acquirable upon the exercise of stock options exercisable within 60 days of April 5, 1999 and (ii) 1,240 shares held by the 401(k) Plan, which have been allocated to Mr. Cain. Does not include 32,500 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

 (9) Includes (i) 12,800 shares directly owned and (ii) 558 shares held by the 401(k) Plan, which have been allocated to Mr. Sage.

(10) Includes (i) 12,500 shares acquirable upon the exercise of stock options exercisable within 60 days of April 5, 1999 and (ii) 374 shares held by the 401(k) Plan, which have been allocated to Mr. Gardner. Does not include 32,500 shares acquirable upon the exercise of stock options which are not exercisable within 60 days of April 5, 1999.

(11) Includes (i) 351,667 shares directly owned, (ii) 357,334 shares acquirable upon exercise of stock options which are exercisable within 60 days of April 5, 1999, (iii) 541,347 shares acquirable upon exercise of Warrants,
     (iv) 5,019 shares held by the 401(k) Plan which have been allocated to the executive officers and (v) 13,468 shares held of record by the ESOP with respect to which Messrs. Braly and Hardin, as trustees of the ESOP, have voting power.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers") of the Company and the Bank during 1998.

SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                 COMPENSATION
                                                                ---------------
                                                                    AWARDS
                                                                ---------------
                                          ANNUAL COMPENSATION     SECURITIES
                                          -------------------     UNDERLYING           OTHER
        NAME AND POSITION          YEAR    SALARY    BONUS(1)   OPTIONS/SARS(#)   COMPENSATION(2)
        -----------------          ----   --------   --------   ---------------   ----------------
Scott A. Braly...................  1998   $400,000   $     --            --           $10,000
  Chief Executive Officer          1997    337,500         --        20,000             4,800
  and President                    1996    250,000         --            --             4,917
Steven R. Gardner................  1998   $200,000   $140,000        20,000           $ 6,000
  Senior Vice President            1997     12,949         --        25,000            50,000(3)
                                   1996         --         --            --                --
David L. Hardin, Jr. ............  1998   $195,417   $ 75,000            --           $ 6,954
  Executive Vice President         1997    175,000     30,000            --             4,800
                                   1996    175,000         --            --             3,938
Michael D. Cain..................  1998   $150,000   $ 96,685        20,000           $ 7,000
  Senior Vice President            1997    108,333     35,000        25,000            52,375(4)
                                   1996         --         --            --                --
James D. Sage....................  1998   $140,000   $ 38,500            --           $81,854(5)
  Senior Vice President            1997    140,000         --            --             4,845(6)
                                   1996    140,000     24,500            --             2,416(6)

---------------
(1) Amounts were earned in the years indicated. Bonuses were paid in the year earned or in the first quarter of the following year.

(2) Except as otherwise disclosed. Other Compensation is comprised solely of 401(k) matching contributions made by the Company.

(3) Includes a sign-on bonus of $50,000.

(4) Includes a relocation bonus of $50,000.

(5) Includes a relocation bonus of $75,000.

(6) Includes commuter incentives of $45 and $275 for 1997 and 1996, respectively.

     Mr. James D. Sage, the former General Counsel of the Company, resigned from the Company effective February 28, 1999. Pursuant to an agreement between Mr. Sage and the Company, Mr. Sage will continue to provide to the Company certain legal services, at the discretion of the Company, through February 28, 2001 of up to 8 hours of services per week, in exchange for a monthly payment averaging $10,417 during the period of the agreement.

RETIREMENT PLANS

     401(k) Plan. Employees of the Company who were employed by the Company for six months and worked at least 500 hours are eligible to participate in the Company's 401(k) Plan. For the period from April 1, 1996 through March 31, 1999, the Company provided a matching contribution, in the form of shares owned by the ESOP but previously unallocated to participants, equal to 100% of the dollar amount each participant contributes into the ESOP, up to a maximum of 3% of the participant's compensation for each calendar quarter. During 1998 23,854 shares of the Company's Common Stock were allocated to participants in the 401(k) Plan.

STOCK OPTION PLANS

     1994 Stock Option Plan. An aggregate of 800,000 shares of Common Stock may be issued to employees and directors under the 1994 Stock Option Plan. As of April 5, 1999, 135,500 shares had been issued under the 1994 Stock Option Plan and options to purchase 499,500 shares were outstanding. The exercise price of any option granted under the 1994 Stock Option Plan may not be less than the fair market value of the Common Stock at the grant date, and the term of any option may not exceed ten years from the grant date.

     1995 Stock Option Plan. An aggregate of 500,000 shares of Common Stock may be issued to employees other than executive officers and directors subject to
Section 16(b) of the Exchange Act. As of April 5, 1999, a total of 80,200 shares had been issued under the 1995 Stock Option Plan and options to purchase 372,300 shares were outstanding. The exercise price of any option granted under the 1995 Stock Option Plan may not be less than the fair market value of the Common Stock at the grant date, and the term of any option may not exceed ten years from the grant date.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth certain information regarding stock options granted during 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                            AT ASSUMED RATE OF STOCK
                           NUMBER OF       PERCENT OF TOTAL                                  PRICE APPRECIATION FOR
                          SECURITIES       OPTIONS GRANTED                                       OPTION TERM(1)
                       UNDERLYING OPTION   TO EMPLOYEES IN     EXERCISE OR    EXPIRATION   --------------------------
        NAME              GRANTED(2)        FISCAL YEAR(3)    BASE PRICE(4)      DATE          5%             10%
        ----           -----------------   ----------------   -------------   ----------   -----------    -----------
Steven R. Gardner....       20,000              13.8%            $16.31       12/16/2006    $131,800       $338,400
Michael D. Cain......       20,000              13.8%             16.31       12/16/2006     131,800        338,400

---------------
(1) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of the Common Stock.

(2) These options become exercisable ("vest") on December 16, 2001.

(3) Options covering an aggregate of 145,000 shares were granted to employees during 1998.

(4) The exercise price and the tax withholding obligations related to such exercise may be paid by delivery of already owned shares, subject to certain conditions.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth, for each of the Named Executive Officers, certain information regarding options exercised in 1998 and options held at December 31, 1998:

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  SHARES                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                 ACQUIRED      VALUE      OPTIONS/SARS AT FISCAL        OPTIONS/SARS AT FISCAL
                                ON EXERCISE   REALIZED         YEAR-END (#)                  YEAR-END ($)
             NAME                   (#)         ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
             ----               -----------   --------   -------------------------   ----------------------------
Scott A. Braly................        --      $    --         218,667/13,333              $2,442,869/$73,332
Michael D. Cain...............        --           --          12,500/32,500                      0/       0
Steven R. Gardner.............        --           --          12,500/32,500                      0/       0
David L. Hardin, Jr...........     5,000       76,500          57,000/     0                646,950/       0
James D. Sage.................     6,300       47,546           8,000/     0                 85,920/       0

---------------
(1) Based on the closing sale price of $16.00 for the Common Stock on December 31, 1998, less the option exercise price.

REPORT ON EXECUTIVE COMPENSATION

     The Boards of Directors of the Company and the Bank, principally as delegated to the Compensation Committee (the "Compensation Committee"), (i) have oversight responsibility for the Company's and Bank's compensation policies, benefits and practices, (ii) review and approve or disapprove management's recommendations concerning the compensation of senior officers (i.e., those with the title of Senior Vice President and above), all stock option grants and the payment of bonuses (in the aggregate), and (iii) have oversight responsibility for management planning and succession. The Compensation Committee has from time to time retained an independent compensation consultant to assist it in the exercise of its responsibilities where it has deemed such retention appropriate, including the development of compensation plans and the propriety of the Company's and the Bank's compensation policies and practices with those of comparable companies.

     The directors and management have structured the Bank's compensation programs to provide the Bank's principal managers with (1) a competitive annual salary and benefits, (2) the potential to earn cash bonuses based upon periodic, measurable performance, and (3) the potential to receive one or more grants of stock options under the Company's Option Plans, the annual vesting with respect to which is generally dependent upon each option holder's performance, as determined by the Chief Executive Officer and the directors. The directors and management believe that this combination of programs provides reasonable incentive to the Bank's principal managers to meet or exceed the Bank's annual or multi-year financial and operational goals, and reasonably aligns the interests of such managers with those of the Company's stockholders.

     Commencing with the recapitalization of the Company and the Bank in late 1995, the Bank's principal managers have received, in addition to their annual salaries, long-term incentive compensation in the form of stock option grants from one of the Company's Option Plans. Including option grants made in late 1995, a total of 997,000 stock options have been granted to the Bank's principal managers, of which 772,300 remained outstanding at April 5, 1999. In consideration of these option grants, option holders received no material cash bonuses during 1996 and 1997. With respect to all other employees, the Bank maintains a performance-based, cash bonus program, under which individuals may earn annual cash bonuses based upon individual, group and Bank-wide performance.

     Commencing in 1998, the Bank modified its cash bonus program to include all employees of the Company and the Bank, except for Mr. Braly, who is not entitled to a cash bonus. See "Compensation of the Chief Executive Officer." The inclusion of all employees (except for Mr. Braly) in the Bank's cash bonus program reflected the Company's emphasis on the origination of substantial (relative to the Bank's asset size) volumes of new loan commitments and growth in core deposit accounts, and competitive factors which have required the Bank to provide cash bonuses, based upon performance, to newly-hired senior managers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Braly was hired by the Company and the Bank in July 1993. In November 1995, the directors granted stock options to purchase 212,000 shares of Common Stock to Mr. Braly at the then market price of the Company's Common Stock. In June 1997, the directors granted additional stock options to purchase 20,000 shares of Common Stock to Mr. Braly at the then market price of the Common Stock. These option grants were made in recognition of Mr. Braly's contribution to the successful recapitalization of the Company and the Bank, and the Bank's post-recapitalization performance. In June 1997, the Board increased Mr. Braly's annual salary to $400,000 from $250,000, the salary which had been in effect since the commencement of Mr. Braly's employment in July 1993. In connection with the recapitalization of the Company and the Bank in December 1995, Mr. Braly purchased $1.2 million of investment units. Mr. Braly's purchase, which was made from his personal funds and on the same terms as were applicable to the other purchasers, was a condition imposed by the other purchasers of investment units. During the period from Mr. Braly's hiring through the year ended December 31, 1995, Mr. Braly was entitled to, and received, cash bonuses tied to his and the Company's performance, as determined by the Board of Directors. For 1996, 1997, and 1998, Mr. Braly was not entitled to, and did not receive, cash bonuses.

     At his request, Mr. Braly is not a party to an employment contract with either the Company or the Bank. Further, Mr. Braly has no arrangement with the Company or the Bank to receive additional compensation, beyond that attributable to the accelerated vesting or exercise of stock options under the terms applicable to all option holders under the Company's Option Plans, in the event that the Company or the Bank is sold or in the event of a change of control. Accordingly, Mr. Braly serves at the will of the Board of Directors. There are currently no plans to formalize, via an employment agreement or otherwise, Mr. Braly's continued, long-term employment with the Company and the Bank.

                                          COMPENSATION COMMITTEE

                                          Anthony W. Liberati, Chairman
                                          Marilyn Garton Amato
                                          Timothy R. Chrisman
                                          Harry F. Radcliffe
                                          Howard E. Ritt
                                          Douglas J. Wallis

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total Stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index and the SNL Securities Western Thrift Index for publicly traded savings institution holding companies for the period beginning December 31, 1993 and ended December 31, 1998.

      COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG HAWTHORNE FINANCIAL CORPORATION, NASDAQ MARKET INDEX AND SNL SECURITIES WESTERN THRIFT INDEX

                        HAWTHORNE FINANCIAL CORPORATION
                            TOTAL RETURN PERFORMANCE

                                                   HAWTHORNE FINANCIAL
YEAR ENDING                                            CORPORATION              NASDAQ - TOTAL US       SNL WESTERN THRIFT INDEX
-----------                                        -------------------          -----------------       ------------------------
 12/31/93                                                100.00                      100.00                      100.00
 12/31/94                                                 58.82                       97.75                       85.01
 12/31/95                                                 58.82                      138.26                      141.91
 12/31/96                                                 95.59                      170.01                      180.92
 12/31/97                                                236.76                      208.58                      298.76
 12/31/98                                                188.24                      293.21                      257.17

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1998, the Company entered into two agreements with Chrisman & Company, Inc., a firm that specializes in executive recruiting for the financial services industry, pursuant to which the Company engaged Chrisman & Company to assist in recruiting qualified candidates for the positions of the Executive Vice President -- Chief Financial Officer and Senior Vice President -- General Counsel. Mr. Timothy R. Chrisman, Chairman of the Board of the Company, is the President and owner of Chrisman & Company. As a result of this engagement, in 1999, the Company hired Simone Lagomarsino as Executive Vice President -- Chief Financial Officer and Ann M. Tomkins as Senior Vice President -- General Counsel, each of whom will serve in the stated position for the Company and the Bank. Pursuant to the terms of these agreements, the Company agreed to pay to Chrisman & Company an amount equal to 29% of the first years' annual cash compensation paid to the selected candidates. To date, the Company has paid Chrisman & Company an aggregate of $133,398 pursuant to these agreements. The Company believes that the terms of these agreements are no less favorable to the Company than the Company could have arranged with an unrelated third party. No further payments are currently due to Chrisman & Company. Although, additional payments may be due based on the annual cash compensation paid to these two employees.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Deloitte & Touche LLP, certified public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions. The representative will be given the opportunity to make a statement if the representative wishes to do so.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by reporting persons of the Company pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with requirements of the Exchange Act, except that Mr. David L. Hardin filed a Form 4 late.

                STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     All proposals of Stockholders intended to be presented for consideration at the next annual meeting of Stockholders must be received by the Company no later than December 13, 1999 for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting.

     THE COMPANY WILL PROVIDE EACH STOCKHOLDER FREE OF CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, WITHOUT EXHIBITS. THE COMPANY WILL FURNISH A COPY OF THE EXHIBITS TO ITS FORM 10-K TO ANY STOCKHOLDER UPON REQUEST AND PAYMENT OF A COPYING CHARGE OF ($.25) PER PAGE. REQUESTS SHOULD BE ADDRESSED TO:

                        HAWTHORNE FINANCIAL CORPORATION
                            ATTN: INVESTOR RELATIONS
                             2381 ROSECRANS AVENUE
                              EL SEGUNDO, CA 90245

                                          By Order of the Board of Directors

                                          Scott Braly, President,
                                          Chief Executive Officer
                                          and Corporate Secretary

April 12, 1999

                                     PROXY


                        HAWTHORNE FINANCIAL CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                        HAWTHORNE FINANCIAL CORPORATION


     The undersigned, a stockholder of HAWTHORNE FINANCIAL CORPORATION, a Delaware corporation, (the "Company") hereby appoints Scott A. Braly and Timothy R. Chrisman, and each of them, the proxy of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held on May 19, 1999, and at any of its postponements or adjournments, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                 PLEASE MARK
                                                               YOUR VOTES AS [X]
                                                                INDICATED IN
                                                                THIS EXAMPLE.

                                                   FOR
                                          all nominees listed                  WITHHOLD
                                         below (except as marked        Authority to vote for
                                         to the contrary below).      the nominees listed below.

1. ELECTION OF DIRECTORS as provided in the         [ ]                           [ ]
   Company's Proxy Statement:

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR A
   NOMINEE, LINE THROUGH OR OTHERWISE STRIKE
   OUT THE NAME OF THE NOMINEE BELOW)

   Marilyn Garton Amato       Scott A. Braly
   Timothy R. Chrisman        Anthony W. Liberati
   Harry F. Radcliffe         Howard E. Ritt
   Douglas J. Wallis

                                           The undersigned hereby revokes any
                                         other proxy to vote at the Annual
                                         Meeting, and hereby ratifies and
                                         confirms all that the proxy holder may
                                         lawfully do by virtue hereof. AS TO ANY
                                         OTHER BUSINESS THAT MAY PROPERLY COME
                                         BEFORE THE ANNUAL MEETING AND ANY OF
                                         ITS POSTPONEMENTS OR ADJOURNMENTS, THE
                                         PROXY HOLDER IS AUTHORIZED TO VOTE IN
                                         ACCORDANCE WITH ITS BEST JUDGMENT.

                                                This Proxy will be voted in
                                              accordance with the Instructions
                                              set forth above. THIS PROXY WILL
                                              BE TREATED AS GRANT OF AUTHORITY
                                              TO VOTE FOR THE ELECTION OF THE
                                              DIRECTORS NAMED AND AS THE PROXY
                                              HOLDER SHALL DEEM ADVISABLE ON
                                              SUCH OTHER BUSINESS AS MAY COME
                                              BEFORE THE ANNUAL MEETING, UNLESS
                                              OTHERWISE DIRECTED.

                                                The undersigned acknowledges
                                              receipt of a copy of the Notice of
                                              Annual Meeting and accompanying
                                              Proxy Statement dated April 12,
                                              1999 relating to the Annual
                                              Meeting.


Signature(s)____________________________________________ Date: __________, 1999
The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.
--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*